Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, February 15, 2013 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $1,242,172.85 or $0.026651 per unit, based principally upon production during the month of December 2012. The distribution is payable March 14, 2013, to unit holders of record as of February 28, 2013.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,521,023 Mcf (2,758,720 MMBtu). Dividing revenues by production volume yielded an average gas price for December 2012 of $3.74 per Mcf ($3.42 per MMBtu) as compared to $3.67 per Mcf ($3.34 per MMBtu) for November 2012. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,658,515. Lease operating expenses were $3,021,974 and taxes were $1,011,690.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax: (817) 735-0936
Website: www.sjbrt.com
e-mail: sjt@compassbank.com